As filed with the Securities and Exchange Commission on November 14, 2007

Registration Number 333-147055

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE SINGING MACHINE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	93-3795478
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

6601 Lyons Road, Bldg. A-7
Coconut Creek, Florida 33073
(954) 596-1000
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Anton “Tony” Handal
Chief Executive Officer
The Singing Machine Company, Inc.
6601 Lyons Road, Bldg. A-7
Coconut Creek, Florida 33073
(954) 596-1000
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700
Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of registration fee
Common Stock, $0.01 par value	10,376,531	$0.33	$3,424,255.23	$105.12

Common Stock, $0.01 par value, issuable upon exercise of warrants at an exercise price of $0.28	1,250,000	$0.33	$412,500	$12.66

Common Stock, $0.01 par value, issuable upon exercise of warrants at an exercise price of $0.35	1,250,000	$0.35	$437,500	$13.43

TOTAL	12,876,531		$4,274,255.23	$131.21

(1) Includes shares of our common stock, par value $0.01 per share, which may be offered pursuant to this registration statement, of which 2,500,000 shares are issuable upon exercise of warrants held by the selling stockholders.

In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the sale prices as reported on the American Stock Exchange on October 29, 2007, which was $0.36 per share.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2007

Registration No. 333-147055

The Singing Machine Company, Inc.

12,876,531 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholders, who invested in our common stock in February 2006, January 2007, February 2007 and September 2007 of up to 12,876,531 shares of our common stock, consisting of up to (i) 10,376,531 shares of our common stock, (ii) 1,250,000 shares underlying warrants to purchase common stock at an exercise price of $0.28 per share for three years from the date of issuance, (iii) 1,250,000 shares underlying warrants to purchase common stock at an exercise price of $0.35 per share for three years from the date of issuance. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares. We will not receive any proceeds from the sale of shares of common stock in this offering. All of the net proceeds from the sale of our common stock will go to the selling stockholders

Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 and is listed on the American Stock Exchange under the symbol "SMD". The last reported sales price per share of our common stock as reported by the American Stock Exchange October 17, 2007, was $0.33 per share.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS

SEE "RISK FACTORS" BEGINNING ON PAGE 7.

The date of this Prospectus is November 14, 2007

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of The Singing Machine Company, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 that require us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E. Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street N.E. Washington, D.C. 20549 at prescribed rates. The public could obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to 'incorporate by reference' the information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of our common stock registered under this prospectus.

● our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2007 filed with the SEC on November 14, 2007;

● our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2007 filed with the SEC on August 14, 2007;

● our annual report on Form 10-K for the fiscal year ended March 31, 2007 filed with the SEC on July 16, 2007;

● our current reports on Form 8-K filed on July 25, 2006, July 31, 2006, August 14, 2006, September 9, 2006, October 4, 2006, October 6, 2006, December 22, 2006, January 18, 2007, January 19, 2007, February 7, 2007, March 29, 2007, June 28, 2007 and September 9, 2007; and

● the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on March 2, 2001.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at The Singing Machine Company, Inc., 6601 Lyons Road, Bldg. A-7, Coconut Creek, Florida 33073, Telephone: (954) 596 -1000.

 SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. The Singing Machine Company, Inc. and its subsidiaries are referred to throughout this prospectus as "we", “our” “Singing Machine”, ‘The Company” or "us."

We are primarily engaged in the design, marketing, and sale of consumer karaoke audio equipment, accessories, and musical recordings. Our products are sold directly to distributors and retail customers. Our electronic karaoke machines and audio software products are marketed under The Singing Machine(R), Bratz, MTV, Nickelodeon and Motown trademarks. Our products are sold throughout the United States and Europe, primarily through department stores, lifestyle merchants, mass merchandisers, direct mail catalogs and showrooms, music and record stores, national chains, specialty stores and warehouse clubs. Our karaoke machines and karaoke software are currently sold in such major retail outlets as Best Buy, Costco, Kohl's, J.C. Penney, Radio Shack, Toys R’ Us, Wal-Mart and Sam's Club.

Our corporate offices are located at 6601 Lyons Road, Building A-7, Coconut Creek, Florida 33073, and our telephone number is (954) 596- 1000.

Appointment of New Chief Executive Officer

Effective as of June 21, 2007, Mr. Danny Zheng resigned from his position as our Interim Chief Executive Officer. Effective as of the same date, the board of directors of our company appointed Mr. Anton “Tony” Handal as our Chief Executive Officer.

September 2007 Securities Purchase Agreement

On September 28, 2007, we entered into a Securities Purchase Agreement (the “September 2007 Purchase Agreement”) with an accredited investor (the “September 2007 Purchaser”) pursuant to which we agreed to sell and issue 857,143 shares of common stock, $.01 par value per share (the "September Common Shares") for an aggregate purchase price of $300,000, or a per share purchase price of $0.35. Subject to customary closing conditions as specified in the September 2007 Purchase Agreement, the closing of the offering is subject to the approval of the American Stock Exchange of the listing of the September 2007 Common Shares. The parties intend to complete this offering within the next 30 days, assuming all closing conditions are met. In addition, under the September 2007 Purchase Agreement we granted the September 2007 Purchasers “piggy-back” registration rights with respect to the September 2007 Common Shares on the next registration statement (other than on Form S-8, S-4 or similar Forms) filed by us.

February 2007 Securities Purchase Agreement

On February 1, 2007, we entered into a Securities Purchase Agreement (the “February 2007 Securities Purchase Agreement”) with an accredited and/or institutional investor (the “February 2007 Purchaser”) pursuant to which we agreed to sell and issue an aggregate of 526,316 shares (the “February 2007 Common Shares”) of common stock, $.01 par value per share (the “Common Stock”) for an aggregate purchase price of approximately $500,000, or a per share purchase price of $0.95. Subject to customary closing conditions as specified in the February 2007 Purchase Agreement, the closing of the offering was subject to the approval of the American Stock Exchange of the listing of the February 2007 Common Shares. On March 26, 2007, we received the approval of the American Stock Exchange for the additional listing of the February 2007 Common Shares. In addition, under the February 2007 Purchase Agreement, we granted the February 2007 Purchaser “piggy-back” registration rights with respect to the February 2007 Common Shares on the next registration statement (other than on Form S-8, S-4 or similar Forms) filed by us.

The proceeds in the amount of $500,000 were received by us on approximately March 26, 2007. We issued the February 2007 Common Shares to the February 2007 Purchaser on March 26, 2007, subsequent to the approval of the American Stock Exchange of the additional listing of the shares as required pursuant to the February 2007 Purchase Agreement.

January 2007 Securities Purchase Agreements

On January 16, 2007, we entered into Securities Purchase Agreements (the “January 2007 Purchase Agreements”) with two accredited and/or institutional investors (the “January 2007 Purchasers”) pursuant to which we agreed to sell and issue an aggregate of 1,200,000 shares of our common stock, $.01 par value per share (the “January 2007 Common Shares”) for an aggregate purchase price of approximately $1,000,000, or a per share purchase price of $0.833. Subject to customary closing conditions as specified in the January 2007 Purchase Agreements, the closing of the offering was subject to the approval of the American Stock Exchange of the listing of the January 2007 Common Shares. On March 16, 2007, we received the approval of the American Stock Exchange for the additional listing of the January 2007 Common Shares. In addition, under the January 2007 Purchase Agreements we granted the January 2007 Purchasers "piggy-back" registration rights with respect to the January 2007 Common Shares on the next registration statement (other than on Form S-8, S-4 or similar Forms) filed by us.

The proceeds in the amount of $1,000,000 were received by us on March 26, 2007. We issued the January 2007 Common Shares to the January 2007 Purchasers on March 26, 2007, subsequent to the approval of the American Stock Exchange of the additional listing of the shares as required pursuant to the January 2007 Purchase Agreements.

February 2006 Securities Purchase Agreement

On February 21, 2006, we entered into a Securities Purchase Agreement (the “February 2006 Purchase Agreement”) with koncepts International Limited (“koncepts”) pursuant to which we agreed to sell and issue 12,875,536 shares of common stock, $.01 par value per share (the "February 2006 Common Shares"), and 3 common stock purchase warrants to purchase an aggregate of 5,000,000 shares of our common stock for an aggregate purchase price of $3,000,000, or a per share purchase price of $.233. Subject to additional closing conditions as specified in the February 2006 Purchase Agreement, the closing of the offering was subject to our successful restructuring of our $4,000,000 principal amount subordinated debenture which came due on February 20, 2006, as well as the approval of the American Stock Exchange and the shareholders of Starlight International Holdings Ltd., parent company of koncepts, as per the requirements of Hong Kong Stock Exchange. On July 25, 2006, we received the approval of the American Stock Exchange.

A portion of the proceeds in the amount of $2,000,000 was received by us on March 9, 2006. The warrants were issued upon the execution of the February 2006 Purchase Agreement. The remainder of the proceeds in the amount of $1,000,000 was received on June 20, 2006 and the stock was issued on July 31, 2006, subsequent to the approval of the American Stock Exchange of the additional listing of the shares and the restructuring of the approximately $4,000,000 in outstanding convertible debentures, as required pursuant to the February 2006 Securities Purchase Agreement.

We issued warrants to purchase (i) 2,500,000 shares of our common stock at an exercise price of $.233 per share for one year from the date of issuance (the “One-Year Warrants”), (ii) 1,250,000 shares of our common stock at an exercise price of $.28 per share for three years from the date of issuance (the “$0.28 Warrants”), and (iii) 1,250,000 shares of our common stock at an exercise price of $.35 per share for four years from the date of issuance (the “$0.35 Warrants”, and together with the $0.28 Warrants, the “Three-Year Warrants”). The warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations or reclassifications of our common stock or distributions of cash or other assets. Under the terms of the warrants, in no event shall koncepts become the beneficial owner of more than 19.99% of the number of shares of common stock outstanding immediately after giving effect to such issuance. In April 2007, koncepts exercised 2,500,000 warrants at a price of $.2333.

In addition, we entered into a Registration Rights Agreement with koncepts on February 21, 2006 pursuant to which we were obligated to file a registration statement on Form S-3 (or if Form S-3 was not then available to us, on such form of registration statement that was available to effect the registration of the February 2006 Common Shares and the shares of common stock underlying the warrants) within 60 days after the closing date. We were required to register at least the number of shares of our common stock equal to the February 2006 Common Shares plus the number of shares necessary to permit the exercise in full of the warrants. In addition, we were obligated to use our best efforts to cause the SEC to declare the registration statement effective no later than 120 days after the filing date. If we did not file the registration statement, or if the SEC did not declare the registration statement effective, within the aforementioned time periods, we were required to make pro rata payments to koncepts, as liquidated damages and not as a penalty, in an amount equal to 1.0% of the aggregate amount invested by koncepts for each 30 day period or pro rata for any portion thereof, following the date by which such registration statement should have been filed or declared effective. We filed a registration statement on Form S-3, on October 25, 2006, and an amendment thereto on January 5, 2007 (the “January 2007 S-3”). The January 2007 S-3 was declared effective by the Securities and Exchange Commission on April 16, 2007. The January 2007 S-3 registered a portion of the February 2006 Common Shares, consisting of 7,582,464 of the February 2006 Common Shares. The January 2007 S-3 did not register any of the shares underlying the aforementioned common stock purchase warrants.

We are registering 2,500,000 shares from the One-Year Warrants which were exercised and the underlying shares from the Three-Year Warrants in this prospectus. We are also registering the remaining portion of the February 2006 Common Shares in this prospectus, consisting of 5,293,072 of the February 2006 Common Shares.

We claim an exemption from the registration requirements of the Act for the private placement of above securities pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering, the investors are accredited investors and/or qualified institutional buyers, the investors had access to information about us and their investment, the investors took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS ASSOCIATED WITH OUR BUSINESS

THE MUSIC INDUSTRY HAS BEEN EXPERIENCING A CONTINUED DECLINE OF COMPACT DISC (CD) SALES. OUR KARAOKE CD SALES COULD DECLINE FURTHER IN THE FUTURE.

Due to the expansion of the music download business, the sales of Compact Discs (CD) have been declining in recent years. Our karaoke CD sales have been declining since 2004 and may continue to decline in the future. Music revenue accounts for approximately 3% of our total revenues.

A SMALL NUMBER OF OUR CUSTOMERS ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR REVENUES, AND THE LOSS OF ONE OR MORE OF THESE KEY CUSTOMERS COULD SIGNIFICANTLY REDUCE OUR REVENUES AND CASH FLOW.

We rely on a few large customers to provide a substantial portion of our revenues. As a percentage of total revenues, our net sales to our five largest customers during the year ended March 31, 2007 and year ended March 31, 2006 were approximately 57% and 55%, respectively. We do not have long-term contractual arrangements with any of our customers and they can cancel their orders at any time prior to delivery. A substantial reduction in or termination of orders from any of our largest customers would decrease our revenues and cash flow.

WE ARE RELYING ON ONE FACTORY TO MANUFACTURE AND PRODUCE THE MAJORITY OF OUR KARAOKE MACHINES FOR FISCAL 2008, AND IF THE RELATIONSHIP WITH THIS FACTORY IS DAMAGED OR INJURED IN ANY WAY, IT WOULD REDUCE OUR REVENUES AND PROFITABILITY.

We have worked out a written agreement with a factory in China to produce most of our karaoke machines for fiscal 2008. If the factory is unwilling or unable to deliver our karaoke machines to us, our business will be adversely affected. Because our cash on hand is minimal, we are relying on revenues received from the sale of our ordered karaoke machines to provide cash flow for our operations. If we do not receive cash from these sales, we may not be able to continue our business operations.

WE ARE RELYING ON ONE DISTRIBUTOR TO DISTRIBUTE OUR MUSIC PRODUCTS, IF THE DISTRIBUTION AGREEMENT IS TERMINATED, IT WOULD REDUCE OUR REVENUES AND PROFITABILITY.

We are relying on an exclusive distributor to distribute our music products in fiscal 2008, if the distribution agreement is terminated, our music revenues might decrease as well as our profitability.

WE ARE SUBJECT TO THE RISK THAT SOME OF OUR LARGE CUSTOMERS MAY RETURN KARAOKE PRODUCTS THAT THEY HAVE PURCHASED FROM US AND IF THIS HAPPENS, IT WOULD REDUCE OUR REVENUES AND PROFITABILITY.

In fiscal 2007 and 2006, a number of our customers and distributors returned karaoke products that they had purchased from us. Our customers returned goods valued at $3.8 million or 14% of our net sales in fiscal 2007. Some of the returns resulted from customer's overstock of the products. Although we were not contractually obligated to accept return of the products, we accepted the returns because we value our relationship with our customers. Because we are dependent upon a few large customers, we are subject to the risk that any of these customers may elect to return unsold karaoke products to us in the future. If any of our customers were to return karaoke products to us, it would reduce our revenues and profitability.

WE ARE SUBJECT TO PRESSURE FROM OUR CUSTOMERS RELATING TO PRICE REDUCTION AND FINANCIAL INCENTIVES AND IF WE ARE PRESSURED TO MAKE THESE CONCESSIONS TO OUR CUSTOMERS, IT WILL REDUCE OUR REVENUES AND PROFITABILITY.

Because there is intense competition in the karaoke industry, we are subject to pricing pressure from our customers. Many of our customers have demanded that we lower our prices or they will buy our competitor's products. If we do not meet our customer's demands for lower prices, we will not sell as many karaoke products. In the fiscal year ended March 31, 2007, our sales to customers in the United States decreased because of increased price competition. We are also subject to pressure from our customers regarding certain financial incentives, such as return credits or large advertising or cooperative advertising allowances, which effectively reduce our profit. We gave advertising allowances of approximately $200,000 during fiscal 2007 and fiscal 2006. We have historically offered advertising allowances to our customers because it is standard practice in the retail industry.

WE EXPERIENCE DIFFICULTY FORECASTING THE DEMAND FOR OUR KARAOKE PRODUCTS AND IF WE DO NOT ACCURATELY FORECAST DEMAND, OUR REVENUES, NET INCOME AND CASH FLOW MAY BE AFFECTED.

Because of our reliance on manufacturers in China for our machine production, our production lead times range from one to four months. Therefore, we must commit to production in advance of customers orders. It is difficult to forecast customer demand because we do not have any scientific or quantitative method to predict this demand. Our forecasting is based on management's general expectations about customer demand, the general strength of the retail market and management's historical experiences. We overestimated demand for our products in fiscal 2003 and 2004 and had $5.9 million in inventory as of March 31, 2004. Because of this excess inventory, we had liquidity problems in fiscal 2005 and our revenues, net income and cash flow were adversely affected.

WE ARE SUBJECT TO THE COSTS AND RISKS OF CARRYING INVENTORY FOR OUR CUSTOMERS AND IF WE HAVE TOO MUCH INVENTORY, IT WILL AFFECT OUR REVENUES AND NET INCOME.

Many of our customers place orders with us several months prior to the holiday season, but they schedule delivery two or three weeks before the holiday season begins. As such, we are subject to the risks and costs of carrying inventory during the time period between the placement or the order and the delivery date, which reduces our cash flow. As of September 30, 2007 we had approximately $5,400,000 in inventory on hand. It is important that we sell this inventory during fiscal 2008, so we have sufficient cash flow for operations.

OUR GROSS PROFIT MARGINS HAVE DECREASED OVER THE PAST YEAR AND WE EXPECT A COMPETITIVE MARKET.

Over the past year, our gross profit margins have generally decreased due to the competition, except for fiscal 2005 when we had developed several new models, which were in demand and yielded higher profit margins. We expect that our gross profit margin might decrease under downward pressure in fiscal 2008.

OUR BUSINESS IS SEASONAL AND THEREFORE OUR ANNUAL OPERATING RESULTS WILL DEPEND, IN LARGE PART, ON OUR SALES DURING THE RELATIVELY BRIEF HOLIDAY SEASON.

Sales of consumer electronics and toy products in the retail channel are highly seasonal, with a majority of retail sales occurring during the period from September through December in anticipation of the holiday season, which includes Christmas. A substantial majority of our sales occur during the second quarter ending September 30 and the third quarter ending December 31. Sales in our second and third quarter, combined, accounted for approximately 94.0%, 87.5% and 86.7% of net sales in fiscal 2007, 2006 and 2005, respectively.

IF WE ARE UNABLE TO COMPETE IN THE KARAOKE PRODUCTS CATEGORY, OUR REVENUES AND NET PROFITABILITY WILL BE REDUCED.

Our major competitors for karaoke machines and related products are Memorex and GPX. We believe that competition for karaoke machines is based primarily on price, product features, reputation, delivery times, and customer support. Our primary competitors for producing karaoke music are Compass, Pocket Songs, Sybersound, UAV and Sound Choice. We believe that competition for karaoke music is based primarily on popularity of song titles, price, reputation, and delivery times. To the extent that we lower prices to attempt to enhance or retain market share, we may adversely impact our operating margins. Conversely, if we opt not to match competitor's price reductions we may lose market share, resulting in decreased volume and revenue. To the extent our leading competitors reduce prices on their karaoke machines and music; we must remain flexible to reduce our prices. If we are forced to reduce our prices, it will result in lower margins and reduced profitability. Because of intense competition in the karaoke industry in the United States during fiscal 2007, we expect that the intense pricing pressure in the low end of the market will continue in the karaoke market in the United States throughout our fiscal 2008. In addition, we must compete with all the other existing forms of entertainment including, but not limited to: motion pictures, video arcade games, home video games, theme parks, nightclubs, television, prerecorded tapes, CD's, and video cassettes.

IF WE ARE UNABLE TO DEVELOP NEW KARAOKE PRODUCTS, OUR REVENUES MAY NOT CONTINUE TO GROW.

The karaoke industry is characterized by rapid technological change, frequent new product introductions and enhancements and ongoing customer demands for greater performance. In addition, the average selling price of any karaoke machine has historically decreased over its life, and we expect that trend to continue. As a result, our products may not be competitive if we fail to introduce new products or product enhancements that meet evolving customer demands. The development of new products is complex, and we may not be able to complete development in a timely manner. To introduce products on a timely basis, we must:

•	accurately define and design new products to meet market needs;

•	design features that continue to differentiate our products from those of our competitors;

•	transition our products to new manufacturing process technologies;

•	identify emerging technological trends in our target markets;

•	anticipate changes in end-user preferences with respect to our customers' products;

•	bring products to market on a timely basis at competitive prices; and

•	respond effectively to technological changes or product announcements by others.

We believe that we will need to continue to enhance our karaoke machines and develop new machines to keep pace with competitive and technological developments and to achieve market acceptance for our products. At the same time, we need to identify and develop other products which may be different from karaoke machines.

OUR PRODUCTS ARE SHIPPED FROM CHINA AND ANY DISRUPTION OF SHIPPING COULD PREVENT OR DELAY OUR CUSTOMERS' RECEIPT OF INVENTORY.

We rely principally on four contract ocean carriers to ship virtually all of the products that we import to our warehouse facility in Compton, California. Retailers that take delivery of our products in China rely on a variety of carriers to import those products. Any disruptions in shipping, whether in California or China, caused by labor strikes, other labor disputes, terrorism, and international incidents may prevent or delay our customers' receipt of inventory. If our customers do not receive their inventory on a timely basis, they may cancel their orders or return products to us. Consequently, our revenues and net income would be reduced.

OUR MANUFACTURING OPERATIONS ARE LOCATED IN THE PEOPLE'S REPUBLIC OF CHINA, SUBJECTING US TO RISKS COMMON IN INTERNATIONAL OPERATIONS. IF THERE IS ANY PROBLEM WITH THE MANUFACTURING PROCESS, OUR REVENUES AND NET PROFITABILITY MAY BE REDUCED.

We are using eight factories in the People's Republic of China to manufacture the majority of our karaoke machines. These factories will be producing nearly all of our karaoke products in fiscal 2008. Our arrangements with these factories are subject to the risks of doing business abroad, such as import duties, trade restrictions, work stoppages, and foreign currency fluctuations, limitations on the repatriation of earnings and political instability, which could have an adverse impact on our business. Furthermore, we have limited control over the manufacturing processes. As a result, any difficulties encountered by our third-party manufacturers that result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could adversely affect our revenues, profitability and cash flow. Also, since we do not have written agreements with any of these factories, we are subject to additional uncertainty if the factories do not deliver products to us on a timely basis.

WE DEPEND ON THIRD PARTY SUPPLIERS FOR PARTS FOR OUR KARAOKE MACHINES AND RELATED PRODUCTS, AND IF WE CANNOT OBTAIN SUPPLIES AS NEEDED, OUR OPERATIONS WILL BE SEVERELY DAMAGED.

Our growth and ability to meet customer demand depends in part on our capability to obtain timely deliveries of karaoke machines and our electronic products. We rely on third party suppliers to produce the parts and materials we use to manufacture and produce these products. If our suppliers are unable to provide our factories with the parts and supplies, we will be unable to produce our products. We cannot guarantee that we will be able to purchase the parts we need at reasonable prices or in a timely fashion. In the last several years, there have been shortages of certain chips that we use in our karaoke machines. If we are unable to anticipate any shortages of parts and materials in the future, we may experience severe production problems, which would impact our sales.

CONSUMER DISCRETIONARY SPENDING MAY AFFECT KARAOKE PURCHASES AND IS AFFECTED BY VARIOUS ECONOMIC CONDITIONS AND CHANGES.

Our business and financial performance may be damaged more than most companies by adverse financial conditions affecting our business or by a general weakening of the economy. Purchases of karaoke machines and music are considered discretionary for consumers. Our success will therefore be influenced by a number of economic factors affecting discretionary and consumer spending, such as employment levels, business, interest rates, and taxation rates, all of which are not under our control. Additionally, other extraordinary events such as terrorist attacks or military engagements, which adversely affect the retail environment may restrict consumer spending and thereby adversely affect our sales growth and profitability.

WE MAY HAVE INFRINGED THE COPYRIGHTS OF CERTAIN MUSIC PUBLISHERS AND IF WE VIOLATE FEDERAL COPYRIGHT LAWS, WE WILL BE SUBJECT TO MONETARY PENALTIES.

Over the past several years, the Singing Machine (like its competitors) has received notices from certain music publishers alleging that the full range of necessary rights in their copyrighted works has not been properly licensed in order to sell those works as part of products known as “compact discs with graphics” ("CDG"s). CDG's are compact discs which contain the musical recordings of karaoke songs and graphics which contain the lyrics of the songs. Singing Machine has negotiated licenses with the complaining parties, or is in the process of settling such claims, with each one of the complaining copyright owners. As with any alleged copyright violations, unlicensed users may be subject to damages under the U.S. Copyright Act. Such damages and claims could have a negative effect on Singing Machine’s ability to sell its music products to its customers. This is the reason the Singing Machine pursues licenses so diligently.

WE MAY BE SUBJECT TO CLAIMS FROM THIRD PARTIES FOR UNAUTHORIZED USE OF THEIR PROPRIETARY TECHNOLOGY, COPYRIGHTS OR TRADE SECRETS AND ANY CLAIMS ASSERTED AGAINST US COULD AFFECT OUR NET PROFITABILITY.

We believe that we independently developed the technology used in our electronic and audio software products and that it does not infringe on the proprietary rights, copyrights or trade secrets of others. However, we cannot be sure that we have not infringed on the proprietary rights of third parties or those third parties will not make infringement violation claims against us. During fiscal 2000, Tanashin Denki, Ltd., a Japanese company that holds a patent on a cassette tape drive mechanism alleged that some of our karaoke machines violated their patents. We settled the matters with Tanashin in December 1999. Subsequently in December 2002, Tanashin again alleged that some of our karaoke machines violated their patents. We entered into another settlement agreement with them in May 2003. In addition to Tanashin, we could receive infringement claims from other third parties. Any infringement claims may have a negative effect on our profitability and financial condition.

WE ARE EXPOSED TO THE CREDIT RISK OF OUR CUSTOMERS, WHO ARE EXPERIENCING FINANCIAL DIFFICULTIES, AND IF THESE CUSTOMERS ARE UNABLE TO PAY US, OUR REVENUES AND PROFITABILITY WILL BE REDUCED.

We sell products to retailers, including department stores, lifestyle merchants, direct mail catalogs and showrooms, national chains, specialty stores, and warehouse clubs. Some of these retailers, such as K-Mart, FAO Schwarz and KB Toys, have engaged in leveraged buyouts or transactions in which they incurred a significant amount of debt, and operated under the protection of bankruptcy laws. As of August 8, 2007 we are aware of only three customers, FAO Schwarz, Musicland, and KB Toys, which are operating under the protection of bankruptcy laws. Deterioration in the financial condition of our customers could result in bad debt expense to us and have a material adverse effect on our revenues and future profitability.

A DISRUPTION IN THE OPERATION OF OUR WAREHOUSE CENTERS IN CALIFORNIA OR FLORIDA COULD IMPACT OUR ABILITY TO DELIVER MERCHANDISE TO OUR CUSTOMERS, WHICH COULD ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

A significant amount of our merchandise is shipped to our customers from one of our two warehouses, which are located in Compton, California, and Coconut Creek, Florida. Events such as fire or other catastrophic events, any malfunction or disruption of our centralized information systems or shipping problems may result in delays or disruptions in the timely distribution of merchandise to our customers, which could substantially decrease our revenues and profitability.

OUR BUSINESS OPERATIONS COULD BE DISRUPTED IF THERE ARE LABOR PROBLEMS ON THE WEST COAST.

During fiscal 2007, approximately 40% of our sales were domestic warehouse sales, which were made from our warehouses in California and Florida. During the third quarter of fiscal 2003, the dock strike on the West Coast affected sales of two of our karaoke products and we estimate that we lost between $3 and $5 million in orders because we could not get the containers of these products off the pier. If another strike or work slow-down occurs and we do not have a sufficient level of inventory, a strike or work slow-down would result in increased costs to us and may reduce our profitability.

CURRENCY EXCHANGE RATE RISK

Our major suppliers are located in China. The Chinese local currency has depreciated approximately 5% against the US dollar in 2007. If this trend continues, our costs may increase in the future. This may decrease our profit margin.

RISKS ASSOCIATED WITH OUR CAPITAL STRUCTURE

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE WHICH MAY CAUSE INVESTORS TO LOSE ALL OR A PORTION OF THEIR INVESTMENT.

From December 1, 2004 through September 30, 2007, our common stock has traded between a high of $1.60 and a low of $0.21. During this period, we had liquidity problems and incurred a net loss of $1.9 million in fiscal 2006 and loss of $3.6 million in fiscal 2005. Our stock price may continue to be volatile based on similar or other adverse developments in our business. In addition, the stock market periodically experiences significant adverse price and volume fluctuations which may be unrelated to the operating performance of particular companies.

IF INVESTORS SHORT OUR SECURITIES, IT MAY CAUSE OUR STOCK PRICE TO DECLINE.

During the past year, a number of investors have held a short position in our common stock. As of September 30, 2007, investors held a short position of approximately 35,000 shares of our common stock which represented 0.01% of our public float. The anticipated downward pressure on our stock price due to actual or anticipated sales of our stock by some institutions or individuals who engage in short sales of our common stock could cause our stock price to decline. Additionally, if our stock price declines, it may be more difficult for us to raise capital.

OUR COMMON STOCK MAY BE DELISTED FROM THE AMERICAN STOCK EXCHANGE, WHICH MAY HAVE A MATERIAL ADVERSE IMPACT ON THE PRICING AND TRADING OF OUR COMMON STOCK.

On September 13, 2007, the Company received notice from The American Stock Exchange (the "Amex") that the Company has fallen below the continued listing standards of the Amex and that its listing is being continued pursuant to an extension.

Specifically, for the fiscal years ended March 31, 2007 and March 31, 2006, the Company was not in compliance with Section 1003(a)(ii) of the Amex Company Guide with shareholders' equity of less than $4,000,000 and net losses in three of its four most recent fiscal years.

The Company was previously added to the list of issuers that are not in compliance with the Amex's continued listing standards, and the Company's trading symbol SMD remains subject to the extension .BC to denote its noncompliance. This indicator will remain in effect until such time as the Company has regained compliance with all applicable continued listing standards.

If our common stock is removed from listing on Amex, it may become more difficult for us to raise funds through the sales of our common stock or securities.

IF OUR OUTSTANDING DERIVATIVE SECURITIES ARE EXERCISED OR CONVERTED, OUR EXISTING SHAREHOLDERS WILL SUFFER DILUTION.

As of September 30, 2007, there were outstanding stock options to purchase an aggregate of 1,184,155 shares of common stock at exercise prices ranging from $.32 to $11.09 per share, not all of which are immediately exercisable. The weighted average exercise price of the outstanding stock options is approximately $1.39 per share. As of September 30, 2007, there were outstanding and immediately exercisable options to purchase an aggregate of 984,593 shares of our common stock. There were outstanding stock warrants to purchase 2,500,000 shares of common stock at exercise prices ranging from $.28 to $.35 per share, all of which are exercisable. The weighted average exercise price of the outstanding stock warrants is approximately $0.315 per share.

FUTURE SALES OF OUR COMMON STOCK HELD BY CURRENT STOCKHOLDERS AND INVESTORS MAY DEPRESS OUR STOCK PRICE.

As of September 30, 2007 there were 30,806,019 shares of our common stock outstanding. We have filed two registration statements registering an aggregate 3,794,250 of shares of our common stock (a registration statement on Form S-8 to register the sale of 1,844,250 shares underlying options granted under our 1994 Stock Option Plan and a registration statement on Form S-8 to register 1,950,000 shares of our common stock underlying options granted under our Year 2001 Stock Option Plan). An additional registration statement on Form S-1 was filed in October 2003, registering an aggregate of 2,795,465 shares of our common stock. The market price of our common stock could drop due to the sale of large number of shares of our common stock, such as the shares sold pursuant to the registration statements or under Rule 144, or the perception that these sales could occur.

OUR STOCK PRICE MAY DECREASE IF WE ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK.

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock as amended in January 2006. As of September 30, 2007 we had 30,806,019 shares of common stock issued and outstanding and an aggregate of 3,684,155 shares issuable under our outstanding options and warrants. As such, our Board of Directors has the power, without stockholder approval, to issue up to 65,509,826 shares of common stock.

Any issuance of additional shares of common stock, whether by us to new stockholders or the exercise of outstanding warrants or options, may result in a reduction of the book value or market price of our outstanding common stock. Issuance of additional shares will reduce the proportionate ownership and voting power of our then existing stockholders.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY AND COULD DEPRESS THE PRICE OF OUR COMMON STOCK.

Delaware law and our certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of our Company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions of our restated certificate of incorporation include: authorizing our board of directors to issue additional preferred stock, limiting the persons who may call special meetings of stockholders, and establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

IF WE FAIL TO MAINTAIN EFFECTIVE INTERNAL CONTROLS OVER FINANCIAL REPORTING, THE PRICE OF OUR   COMMON STOCK MAY BE ADVERSELY AFFECTED.

Our internal controls over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, our management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal controls over financial reporting, disclosure of our management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of the Company’s internal controls over financial reporting may have an adverse impact on the price of our common stock. Management will have to assess internal controls in accordance with Section 404 of the Sarbanes-Oxley Act for the fiscal year ending March 31, 2008.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE ADVERSELY AFFECTED BY SEVERAL FACTORS.

The market price of our common stock could fluctuate significantly in response to various factors and events, including:

•	our ability to execute our business plan;

•	operating results below expectations;

•	loss of any strategic relationship;

•	industry developments;

•	economic and other external factors; and

•	period-to-period fluctuations in its financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

WE HAVE NOT PAID CASH DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY CASH DIVIDENDS IN THE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR STOCK.

We have never paid cash dividends on our stock and do not anticipate paying cash dividends on our stock in the foreseeable future. The payment of cash dividends on our stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay cash dividends, our stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

FORWARD-LOOKING STATEMENTS

This Registration Statement on Form S-3 (the “Registration Statement”) contains ‘‘forward-looking statements’’ that represent our beliefs, projections and predictions about future events. All statements other than statements of historical fact are ‘‘forward-looking statements’’, including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. Words such as ‘‘may’’, ‘‘will’’, ‘‘should’’, ‘‘could’’, ‘‘would’’, ‘‘predicts’’, ‘‘potential’’, ‘‘continue’’, ‘‘expects’’, ‘‘anticipates’’, ‘‘future’’, ‘‘intends’’, ‘‘plans’’, ‘‘believes’’, ‘‘estimates’’ and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly available information with respect to the factors upon which our business strategy is based or the success of our business. Furthermore, industry forecasts are likely to be inaccurate, especially over long periods of time and in relatively new and rapidly developing industries such as oil and gas. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	our ability to attract and retain management;
•	our growth strategies;
•	anticipated trends in our business;
•	our future results of operations;
•	our ability to make or integrate acquisitions;
•	our liquidity and ability to finance our acquisition and development activities;
•	the timing, cost and procedure for proposed acquisitions;
•	the impact of government regulation;
•	planned capital expenditures (including the amount and nature thereof);
•	our financial position, business strategy and other plans and objectives for future operations;
•	competition;
•	the ability of our management team to execute its plans to meet our goals;
•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we are doing business, that may be less favorable than expected; and
•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations and pricing.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, those factors discussed under the headings ‘‘Risk factors’’, ‘‘Management’s discussion and analysis of financial condition and results of operations,’’ ‘‘Business’’ and elsewhere in this prospectus.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. We will, however, receive proceeds from the exercise, if any, of warrants to purchase up to 2,500,000 shares of our common stock.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

The following table also sets forth the name of each person who we are registering for the future resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After the Offering
Name	Number*	Percent(1)	Total Shares Registered	Number	Percent

koncepts International Limited (2)	18,732,679	60.81%	11,150,215	7,582,464	24.61%

Gentle Boss Investments Ltd. (3)	2,100,000	6.82%	720,000	1,380,000	4.48%
Arts Electronics Co., Ltd. (4)	526,316	1.71%	526,316	-0-	-0-%
Timemate Industries Limited (5)	1,400,000	4.54%	480,000	920,000	2.99%

Total	22,758,995	73.88%	12,876,531	9,882,464	32.08%

* The actual number of shares offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon the exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933, as amended. Koncepts International Limited has contractually agreed to restrict its ability to exercise its warrants, which we issued pursuant to our February 2006 Purchase Agreement and receive shares of our common stock such that the number of shares of common stock held by the selling stockholder in the aggregate and its affiliates after such exercise does not exceed 19.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through its ownership of the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(1) Based upon 30,806,019 shares of our common stock issued and outstanding as of September 30, 2007 and does not assume the increase in the number of shares outstanding by reason of the exercise of warrants pursuant to which the shares of common stock listed in this table may have been issued.

(2) Represents (i) 10,376,531 shares of common stock, (ii) 1,250,000 shares underlying warrants to purchase common stock at an exercise price of $0.28 per share for three years from the date of issuance, and (iii) 1,250,000 shares underlying warrants to purchase common stock at an exercise price of $0.35 per share for three years from the date of issuance. In accordance with rule 13d-3 under the securities exchange act of 1934, Philip Lau may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(3) Represents shares of common stock. In accordance with rule 13d-3 under the securities exchange act of 1934, Hamen Fen may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(4) Represents shares of common stock. In accordance with rule 13d-3 under the securities exchange act of 1934, Ray Leung may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(5) Represents shares of common stock. In accordance with rule 13d-3 under the securities exchange act of 1934, Stephen Chow may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations there under, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES BEING REGISTERED

COMMON STOCK

We are authorized to issue up to 100,000,000 shares of our common stock, par value $0.01 per share. The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available. In the event of liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and, except as noted herein, there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and nonassessable.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Berkovitz & Company, LLP (f/k/a Berkovits, Lago & Company, LLP), Independent Registered Public Accountants, have audited, as set forth in their report thereon incorporated by reference herein, our financial statements for the years ended March 31, 2007 and 2006. The financial statements referred to above are incorporated by reference in this prospectus with reliance upon the auditors’ opinion based on their expertise in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$131.21
Accounting fees and expenses	$2,000.00	*
Legal fees and expenses	$17,500.00	*
Misc.	$500.00
Total	$20,131.21	*

*Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation provides to the fullest extent permitted by the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 16. EXHIBITS

Exhibit Number	Description
4.1
Form of Certificate Evidencing Shares of Common Stock (incorporated by reference to Exhibit 3.3. of The Singing Machine Company Inc.’s registration statement on Form SB-2 filed with the SEC on March 7, 2000. File No. 333-57722).

4.2
Amended and Restated 1994 Management Stock Option Plan (incorporated by reference to Exhibit 10.6 to The Singing Machine Company, Inc.’s registration statement on Form SB-2 filed with the SEC on March 28, 2001, File No. 333-59684).

4.3
Year 2001 Stock Option Plan (incorporated by reference to Exhibit 10.1 of The Singing Machine Company, Inc.’s registration statement on Form S-8 filed with the SEC on September 13, 2002, File No. 333-99543).

4.4
Securities Purchase Agreement dated as of August 20, 2003 by and among The Singing Machine and Omicron Master Trust, SF Capital Partners, Ltd., Bristol Investment Fund, Ltd., Ascend Offshore Fund, Ltd., Ascend Partners, LP and Ascend Partners Sapient, LP (collectively, the “Investors”) (filed as Exhibit 10.1 to The Singing Machine Company, Inc.’s Registration Statement filed with the SEC on October 9, 2003, File No. 333-109574).

Exhibit Number	Description
4.4
Amendment dated September 5, 2003 to Securities Purchase Agreement Between The Singing Machine Company, Inc. and the Investors (filed as Exhibit 10.2 to the Singing Machine’s Registration Statement filed with the SEC on October 9, 2003, File No. 333-109574).

4.5
Form of Debenture Agreement issued by the Singing Machine to each of the Investors (filed as Exhibit 10.3 to The Singing Machine Company, Inc.’s Registration Statement filed with the SEC on October 9, 2003, File No. 333-109574).

4.6
Form of Warrant Agreement issued by The Singing Machine Company, Inc. to the Investors (filed as Exhibit 10.4 to the Singing Machine’s Registration Statement Filed with the SEC on October 9, 2003, File No. 333-109574).

4.7
Warrant Agreement between the Singing Machine and Roth Capital Partners, LLC (filed as Exhibit 10.5 to The Singing Machine Company, Inc.’s Registration Statement filed with the SEC on October 9, 2003, File No. 333-109574).

4.8
Registration Rights Agreement between The Singing Machine Company, Inc. and each of The Investors and Roth Capital Partners, LLC (filed as Exhibit 10.5 to The Singing Machine Company, Inc.’s Registration Statement filed with the SEC on October 9, 2003, File No. 333-109574).

4.9
One Year Stock Purchase Warrant of the Singing Machine issued to koncepts International Limited dated as of February 21, 2006 (filed as Exhibit 10.3 to The Singing Machine Company, Inc.’s Current Report on Form 8-K filed with the SEC on February 27, 2006).

4.10
Three Year Stock Purchase Warrant of the Singing Machine issued to koncepts International Limited dated as of February 21, 2006 (filed as Exhibit 10.4 to The Singing Machine Company, Inc.’s Current Report on Form 8-K filed with the SEC on February 27, 2006).

4.11
Four Year Stock Purchase Warrant of The Singing Machine Company, Inc. issued to koncepts International Limited dated as of February 21, 2006 (filed as Exhibit 10.5 to The Singing Machine Company, Inc.’s Current Report on Form 8-K filed with the SEC on February 27, 2006).

5.1	Opinion of Sichenzia Ross Friedman Ference LLP (Filed herewith).

10.1
Securities Purchase Agreement dated February 21, 2006 by and between The Singing Machine Company, Inc. and koncepts International Limited (filed as Exhibit 10.1 to The Singing Machine Company Inc.’s Current Report on Form 8-K filed with the SEC on February 27, 2006).

10.2
Registration Rights Agreement dated February 21, 2006 by and between The Singing Machine Company, Inc. and koncepts International Limited (filed as Exhibit 10.2 to The Singing Machine Company, Inc.’s Current Report on Form 8-K filed with the SEC on February 27, 2006).

10.3
Securities Purchase Agreement dated August 9, 2006 by and between The Singing Machine Company, Inc. and the purchasers named on the signature pages thereto (filed as Exhibit 10.1 to The Singing Machine Company, Inc.’s Current Report on Form 8-K filed with the SEC on August 14, 2006).

10.4
Securities Purchase Agreement, dated January 16, 2007, by and between The Singing Machine Company, Inc. and Gentle Boss Investments, Ltd. (filed as Exhibit 10.1 to The Singing Machine Company, Inc.’s Current Report on Form 8-K filed with the SEC on February 7, 2007).

10.5
Securities Purchase Agreement, dated January 16, 2007, by and between The Singing Machine Company, Inc. and Timetable Industries, Ltd. (filed as Exhibit 10.2 to The Singing Machine Company, Inc.’s Current Report on Form 8-K filed with the SEC on February 7, 2007).

10.6
Securities Purchase Agreement, dated February 1, 2007, by and between The Singing Machine Company, Inc. and Arts Electronics Co., Ltd. (filed as Exhibit 10.1 to The Singing Machine Company, Inc.’s Current Report on Form 8-K filed with the SEC on February 7, 2007).

10.7	Form of Securities Purchase Agreement, dated September 28, 2007 by and between The Singing Machine Company, Inc. and koncepts International Limited (Filed herewith).

23.1	Consent of Berkovitz & Company, LLP, (f/k/a Berkovits, Lago & Company, LLP), Independent Registered Public Accounting Firm (Filed herewith).

23.2	Consent of Sichenzia Ross Friedman Ference LLP (Incorporated in Exhibit 5.1)

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however , that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the Registration Statement is on Form S-3 and if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Coconut Creek, State of Florida, on November 14, 2007.

THE SINGING MACHINE COMPANY, INC.

By:	/s/ Anton “Tony” Handal
Anton “Tony” Handal Chief Executive Officer (Principal Executive Officer)

By:	/s/ Danny Zheng
Danny Zheng Chief Financial Officer (Principal Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates.

NAME	TITLE	DATE

/s/ Josef A. Bauer	Director	November 14, 2007
Josef A. Bauer

/s/ Bernard Appel	Director	November 14, 2007
Bernard Appel

/s/ Harvey Judkowitz	Director	November 14, 2007
Harvey Judkowitz

/s/ Carol Lau	Director	November 14, 2007
Carol Lau

/s/ Stewart Merkin	Director	November 14, 2007
Stewart Merkin

/s/ Yat Tung Lau	Director	November 14, 2007
Yat Tung Lau

/s/ Peter Hon	Director	November 14, 2007
Peter Hon